Exhibit 99.1

Straight Path Settles With the FCC, Now Set to Move Forward with Review of Strategic Alternatives to Maximize Shareholder Value

Straight Path Remains the Largest Holder of 39 GHz Spectrum and Significant Holder of 28 GHz, Continuing Its Leadership in Developing 5G Wireless Technology

Glen Allen, VA – January 12, 2017 – Straight Path Communications Inc. (NYSE MKT: STRP), one of the largest holders of flexible mobile and fixed-use wireless millimeter wave spectrum, today announced a comprehensive settlement with the Federal Communications Commission (FCC) related to the company’s wireless spectrum licenses. As part of the agreement, the FCC has terminated its investigation of Straight Path, and Straight Path can now move forward with the vast majority of its nationwide 39 GHz spectrum fully intact, and its 28 GHz spectrum unchanged. Both of these spectrum bands, 28 and 39 GHz, were the recent beneficiaries of a dramatic rule change instituted in July 2016 by the FCC’s Spectrum Frontiers Report & Order. The change allows these bands to be used for mobile wireless and is central to the industry-wide push to 5G, in order to provide higher speeds to hundreds of millions of consumers and businesses throughout the U.S.

Straight Path Communications CEO Davidi Jonas commented on the FCC settlement:

“We are pleased that we were able to achieve a comprehensive settlement with the FCC, which allows us to move forward as the largest holder of 39 GHz spectrum, with about 95 percent of the total licenses commercially available at this time, as well as a significant holder of 28 GHz in major markets, including New York and San Francisco. These licenses allow us to continue as a leader in the next frontier of telecommunications.

“Straight Path Communications’ spectrum is part of the bedrock for 5G and will play an important role in the development of this next-generation ecosystem, underscored by activities already underway by leading wireless carriers and equipment manufacturers in the U.S.

“Post-settlement, Straight Path Communications holds an average of 620 MHz in the top 30 U.S. markets and covers the entire nation with 39 GHz spectrum. Additionally, the Company has retained all of its 28 GHz spectrum licenses.

“With this settlement, we have cleared the way for a review of strategic alternatives to maximize shareholder value. To represent us in our endeavors, we have retained Evercore, a premier independent investment banking advisory firm.

“We look forward to continuing our role in the important development and deployment of 5G technology. This includes accelerating the innovative hardware and software we are developing for Fixed 5G® in our Gigabit Mobility Lab in Plano, Texas, under the guidance of our CTO, Jerry Pi, a renowned pioneer in millimeter wave 5G.”

At 8AM ET TODAY (Thursday, January 12) Straight Path Communications will host a media call to discuss this announcement. For dial-in information please email: pmb@skdknick.com

Settlement terms

Straight Path will move forward with a full national network of 735 licenses, including deep coverage in major markets, totaling more than 175 billion MHz-PoPs in 39 GHz spectrum, while agreeing to return 93 of its 828 39 GHz spectrum licenses to the FCC. Straight Path will also move forward with all of its 28 GHz spectrum, totaling approximately 39 billion MHz-PoPs, covering many key markets. Straight Path agreed to pay $15 million in installments over a nine-month period. The company also agreed to proceed with its plan to market its spectrum assets to maximize shareholder value. Straight Path agreed to pay the FCC 20 percent of the value received from a sale of its spectrum assets. If Straight Path does not announce a transaction within 12 months, it will pay another $85 million to the FCC (or return its spectrum licenses to the FCC).

About 5G and Frequency Bands 28 GHz and 39 GHz

5G is the next chapter of wireless innovation. As outgoing FCC Chairman Tom Wheeler stated: “If the United States is going to continue to be a world leader in wireless, we need to speed the deployment of 5G, here, on our shores.”

Unlike 4G, 5G technology relies on uncongested spectrum bands such as 28 GHz and 39 GHz that are free of interference. Compared to today’s 4G networks, 5G could allow wireless carriers to deliver data to users at speeds 10 times as fast, and with only 1 millisecond of delay. Straight Path Communications has been a leader in championing the use of these bands to unlock the potential of 5G technology. The company is a contributing member of ATIS 3GPP, the leading standard-setting body for 5G, and worked closely with the FCC to help adopt “Spectrum Frontiers” rules that open up new spectrum bands, including 28 GHz and 39 GHz, for flexible mobile and fixed-use wireless broadband.

About Straight Path Communications Inc.

Straight Path (NYSE MKT: STRP) holds an extensive portfolio of 39 GHz and 28 GHz wireless spectrum licenses. Straight Path is developing next generation wireless technology through its Straight Path Ventures subsidiary. Straight Path holds licenses and conducts other business related to certain patents through its Straight Path IP Group subsidiary. Additional information is available on Straight Path's websites.

Corporate: www.straightpath.com
Spectrum: www.straightpath39.com

Safe Harbor

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words "believe," "anticipate," "expect," "plan," "intend," "estimate, "target" and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our Annual Report on Form 10-K for the fiscal year ended July 31, 2016 and our other periodic filings with the SEC (under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations"). We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Straight Path Communications Inc. | Yonatan Cantor: 804-433-1523 | yonatan.cantor@straightpath.com